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Goran Capital, Inc. -
Consolidated                                                                                          Exhibit 11
Analysis of Earnings Per Share
US GAAP - Treasury Method

                                                                  Nine Months                           Nine Months
                                                                     Ended                                 Ended
See Note (1) below                                               September 30,                         September 30,
                                                                     2000                                  1999

Average Price (US $)                                                  N/A                (A)                N/A

Proceeds from Exercise of Warrants and Options (US $)                 Nil                (B)                Nil

Shares Repurchased - Treasury Method                                  Nil             (B) / (A)             Nil

Shares Outstanding - Weighted Average                              5,837,509                             5,876,398

Add:  Options and Warrants Outstanding (1)                            Nil                                   Nil

Less:  Treasury Method - Shares Repurchased                           Nil                                   Nil

Shares Outstanding for US GAAP Purposes                            5,837,509            (C )             5,876,398

Net Earnings in Accordance with US GAAP                          $(34,649,000)           (D)           $(19,623,000)

Earnings (loss) Per Share - US GAAP - Basic                         $(5.94)                               $(3.34)

Earnings (loss) Per Share - US GAAP - Fully Diluted                 $(5.94)          (D) / (C )           $(3.34)

Note 1: There were no options with a dilutive effect for the nine months ended September 30, 2000 or 1999.
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